PROSPECTUS Dated January 24, 2001                  Pricing Supplement No. 61 to
PROSPECTUS SUPPLEMENT                      Registration Statement No. 333-47576
Dated January 24, 2001                                   Dated January 10, 2002
                                                                 Rule 424(b)(3)

                                  $27,440,000
                        Morgan Stanley Dean Witter & Co.
                          MEDIUM-TERM NOTES, SERIES C
                            Senior Fixed Rate Notes

                            -----------------------

                       20.35% PERQS due January 15, 2003
                          Mandatorily Exchangeable for
                 Shares of Common Stock of SIEBEL SYSTEMS, INC.

        Performance Equity-linked Redemption Quarterly-pay Securities(SM)
                                 ("PERQS(SM)")


The PERQS will pay 20.35% interest per year but do not guarantee any return of principal at maturity. Instead, the PERQS will pay at maturity a number of shares of Siebel common stock based on the closing price of Siebel common stock at maturity, subject to a cap price.

o The principal amount and issue price of each PERQS is $35.00, which is just under the closing price of Siebel common stock on January 10, 2002, the day we offered the PERQS for initial sale to the public.

o We will pay 20.35% interest (equivalent to $7.1225 per year) on the $35.00 principal amount of each PERQS. Interest will be paid quarterly, beginning April 15, 2002.

o At maturity you will receive shares of Siebel common stock in exchange for each PERQS at an exchange ratio. The initial exchange ratio is one share of Siebel common stock per PERQS. However, if the price of Siebel common stock appreciates above the cap price, the exchange ratio will be adjusted downward, and you will receive an amount of Siebel common stock per PERQS that is less than one share.

o The cap price is $42.50, or 121.43% of the issue price of the PERQS. The maximum you can receive at maturity is Siebel common stock worth $42.50 per PERQS.

o    Investing in PERQS is not equivalent to investing in Siebel common stock.

o Siebel Systems, Inc. is not involved in this offering of PERQS in any way and will have no obligation of any kind with respect to the PERQS.

You should read the more detailed description of the PERQS in this pricing supplement. In particular, you should review and understand the descriptions in "Summary of Pricing Supplement" and "Description of PERQS."

The PERQS are riskier than ordinary debt securities. See "Risk Factors" beginning on PS-5.
                            -----------------------
                             PRICE $35.00 PER PERQS
                            -----------------------

                        Price             Agent's          Proceeds to
                     to Public(1)      Commissions        the Company(1)
                  --------------------------------------------------------
Per PERQS.........      $35.00             $.25              $34.75
Total.............   $27,440,000         $196,000          $27,244,000

---------
(1) Plus accrued interest, if any, from the original issue date.


                           MORGAN STANLEY DEAN WITTER

                      (This page intentionally left blank)

                         SUMMARY OF PRICING SUPPLEMENT

     The following summary describes the PERQS we are offering to you in general terms only. You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus and prospectus supplement. You should carefully consider, among other things, the matters set forth in "Risk Factors."

     The PERQS offered are medium-term debt securities of Morgan Stanley Dean Witter & Co. The return on the PERQS at maturity is linked to the performance of the common stock of Siebel Systems, Inc., which we refer to as Siebel Stock. The PERQS also provide fixed quarterly payments at an annual rate of 20.35% based on the principal amount of each PERQS. Unlike ordinary debt securities, PERQS do not guarantee the return of principal at maturity. Instead the PERQS pay a number of shares of Siebel Stock at maturity, the value of which may be more or less than the principal amount of the PERQS depending on the performance of Siebel Stock, either up or down, subject to a cap based on the market price of Siebel Stock as of the valuation date, which we expect to be January 14, 2003. We may not redeem the PERQS prior to maturity.

     "Performance Equity-linked Redemption Quarterly-pay Securities" and "PERQS" are our service marks.

Each PERQS                        We, Morgan Stanley Dean Witter & Co., are
costs $35.00                      offering 20.35% Performance Equity-linked
                                  Redemption Quarterly-pay Securities(sm) due
                                  January 15, 2003, Mandatorily Exchangeable for Shares of Common Stock of Siebel Systems,
                                  Inc., which we refer to as the PERQS(sm). The principal amount and issue price of each PERQS is $35.00, which is just under the closing price of Siebel Stock on January 10, 2002, the day we offered the PERQS for initial sale to the public.

No guaranteed                     Unlike ordinary debt securities, the PERQS do
return of principal               not guarantee any return of principal at
                                  maturity. Instead the PERQS will pay an
                                  amount of Siebel Stock at maturity, the value of which may be more or less than the principal amount of the PERQS, subject to a cap based on the market price of Siebel Stock at maturity. Investing in PERQS is not equivalent to investing in Siebel Stock.

20.35% interest on the            We will pay interest on the PERQS, at the
principal amount                  rate of 20.35% of the principal amount per
                                  year, quarterly on April 15, 2002, July 15,
                                  2002, October 15, 2002 and January 15, 2003.
                                  The interest rate we pay on the PERQS is more than the current dividend rate on Siebel
                                  Stock. The PERQS will mature on January 15,
                                  2003.

Your appreciation                 The appreciation potential of each PERQS is
potential is capped               limited by the cap price. The cap price is
                                  $42.50, or 121.43% of the issue price of the PERQS (the "Cap Price"). The maximum you can receive at maturity is Siebel Stock worth
                                  $42.50 per PERQS as of the valuation date, which we expect to be January 14, 2003.


Payout at maturity                At maturity, we will deliver to you a number
                                  of shares of Siebel Stock equal to the
                                  exchange ratio for each $35.00 principal amount of PERQS you hold. The initial exchange ratio is one share of Siebel Stock per PERQS and may be adjusted as follows:

                                           Exchange Ratio Adjustment

                                  The exchange ratio will be adjusted downward at maturity if the market price of Siebel Stock on the valuation date exceeds the Cap Price.

                                  The adjusted exchange ratio will be
                                  calculated as follows:

                 Exchange Ratio   Initial Exchange           Cap Price
                  at Maturity   =      Ratio       x --------------------------
                                                        Siebel Stock Closing
                                                     Price on the Valuation Date

                                  If the market price of Siebel Stock on the valuation date is the same as or less than the Cap Price, we will not adjust the exchange ratio.

                                  You can review the historical prices of
                                  Siebel Stock in the section of this pricing supplement called "Historical Information."

                                  During the life of the PERQS, Morgan Stanley
                                  & Co. Incorporated or its successors, which we refer to as MS & Co., acting as calculation agent, may also make adjustments to the effective exchange ratio to reflect the occurrence of certain corporate events relating to Siebel Stock. You should read about these adjustments in the sections of this pricing supplement called "Description of PERQS--Exchange at Maturity," "--Exchange Factor" and "--Antidilution Adjustments."

                                  If a market disruption event occurs on
                                  January 14, 2003, the maturity date of the PERQS may be postponed. See the section of this pricing supplement called "Description of PERQS--Maturity Date."

MS & Co. will be the              We have appointed our affiliate, MS & Co., to
Calculation Agent                 act as calculation agent for JPMorgan Chase
                                  Bank (formerly known as The Chase Manhattan
                                  Bank), the trustee for our senior notes. As calculation agent, MS & Co. will determine the exchange ratio and calculate the amount of Siebel Stock that you will receive at maturity.

No affiliation with               Siebel Systems, Inc., which we refer to as
Siebel Systems, Inc.              Siebel, is not an affiliate of ours and is
                                  not involved with this offering in any way.
                                  The obligations represented by the PERQS are obligations of Morgan Stanley Dean Witter &
                                  Co. and not of Siebel.

Where you can find more           The PERQS are senior notes issued as part of
information on the PERQS          our Series C medium-term note program. You
                                  can find a general description of our Series
                                  C medium-term note program in the
                                  accompanying prospectus supplement dated
                                  January 24, 2001. We describe the basic
                                  features of this type of note in the sections called "Description of Notes--Fixed Rate
                                  Notes" and "--Exchangeable Notes." For a detailed description of the terms of the PERQS, including the specific mechanics and timing of the exchange ratio adjustment, you should read the "Description of PERQS"
                                  section in this pricing supplement. You
                                  should also read about some of the risks involved in investing in PERQS in the section called "Risk Factors." The tax and accounting treatment of investments in equity-linked notes such as the PERQS may differ from that of investments in ordinary debt securities or common stock. We urge you to consult with your investment, legal, tax, accounting and other advisors with regard to any proposed or actual investment in the PERQS.

How to reach us                   You may contact our principal executive
                                  offices at 1585 Broadway, New York, New York
                                  10036 (telephone number (212) 761-4000).

                                  RISK FACTORS

     The PERQS are not secured debt and are riskier than ordinary debt securities. Because the return to investors is linked to the performance of Siebel Stock, there is no guaranteed return of principal. Investing in PERQS is not equivalent to investing directly in Siebel Stock. In addition, you do not have the right to exchange your PERQS for Siebel stock prior to maturity. This section describes the most significant risks relating to the PERQS. You should carefully consider whether the PERQS are suited to your particular circumstances before you decide to purchase them.


PERQS are not ordinary            The PERQS combine features of equity and
senior notes --                   debt. The terms of the PERQS differ from
no guaranteed return of           those of ordinary debt securities in that we
principal                         will not pay you a fixed amount at maturity.
                                  Our payout to you at maturity will be a
                                  number of shares of Siebel Stock based on the market price of Siebel Stock at maturity. If the market price of Siebel Stock on the valuation date, which we expect to be January
                                  14, 2003, is less than the issue price of the PERQS, we will pay you an amount of Siebel
                                  Stock with a value that is less than the principal amount of the PERQS.

Your appreciation                 The appreciation potential of the PERQS is
potential is limited              limited because of the cap price. Even though
                                  the $35.00 issue price of one PERQS is just under the closing price of one share of Siebel Stock on January 10, 2002, you may receive less than one share of Siebel Stock per PERQS at maturity if the initial exchange ratio of one share of Siebel Stock per PERQS has been adjusted downwards.

                                  The exchange ratio and the market price of Siebel Stock at maturity will be determined on the valuation date. If the price of Siebel Stock is lower on the actual maturity date than it was on the valuation date, the value of any Siebel Stock you receive will be less than it would have been had you received it on the valuation date. Under no circumstances will you receive an amount of Siebel Stock for each PERQS worth more than $42.50 as of the valuation date.

Secondary trading                 The PERQS will not be listed on an organized
may be limited                    securities exchange. There may be little or
                                  no secondary market for the PERQS. Even if there is a secondary market, it may not provide significant liquidity. MS & Co.
                                  currently intends to act as a market maker for the PERQS but is not required to do so.

Market price of the PERQS         Several factors, many of which are beyond our
influenced by many                control, will influence the value of the
unpredictable factors             PERQS. We expect that generally the market
                                  price of Siebel Stock on any day will affect the value of the PERQS more than any other single factor. However, because the exchange ratio for the PERQS may be adjusted based on the closing price of Siebel Stock on valuation date, the PERQS may trade differently from Siebel Stock. Other factors that may influence the value of the PERQS include:

                                  o the volatility (frequency and magnitude of
                                    changes in price) of Siebel Stock

                                  o the dividend rate on Siebel Stock

                                  o economic, financial, political, regulatory
                                    or judicial events that affect stock markets generally and which may affect the market price of Siebel Stock

                                  o interest and yield rates in the market

                                  o the time remaining to the maturity of the
                                    PERQS

                                  o our creditworthiness

                                  Some or all of these factors will influence the price you will receive if you sell your PERQS prior to maturity. For example, you may have to sell your PERQS at a substantial discount from the principal amount if the market price of Siebel Stock is at, below, or not sufficiently above the issue price of the PERQS.

                                  You cannot predict the future performance of Siebel Stock based on its historical performance. The price of Siebel Stock may decrease so that you will receive at maturity an amount of Siebel Stock worth less than the principal amount of the PERQS. We cannot guarantee that the price of Siebel Stock will increase so that you will receive at maturity an amount of Siebel Stock worth more than the principal amount of the PERQS.

No affiliation with               We are not affiliated with Siebel. Although
Siebel                            we do not have any non-public information
                                  about Siebel as of the date of this pricing supplement, we or our subsidiaries may presently or from time to time engage in business with Siebel, including extending loans to, or making equity investments in, Siebel or providing advisory services to Siebel, including merger and acquisition advisory services. In the course of our business, we or our subsidiaries may acquire non- public information about Siebel.
                                  Moreover, we have no ability to control or predict the actions of Siebel, including any corporate actions of the type that would require the calculation agent to adjust the payout to you at maturity. We or our subsidiaries from time to time have published and in the future may publish research reports with respect to Siebel. These research reports may or may not recommend that investors buy or hold Siebel Stock.
                                  Siebel is not involved in the offering of the PERQS in any way and has no obligation to consider your interest as an owner of PERQS in taking any corporate actions that might affect the value of your PERQS. None of the money you pay for the PERQS will go to Siebel.

You have no                       As an owner of PERQS, you will not have
shareholder rights                voting rights or rights to receive dividends
                                  or other distributions or any other rights with respect to Siebel Stock.

The antidilution adjustments      MS & Co., as calculation agent, will adjust
we are required to make do        the amount payable at maturity for certain
not cover every corporate         events affecting Siebel Stock, such as stock
event that can affect Siebel      splits and stock dividends, and certain other
Stock                             corporate actions involving Siebel, such as
                                  mergers. However, the calculation agent is not required to make an adjustment for every corporate event that can affect Siebel Stock.
                                  For example, the calculation agent is not required to make any adjustments if Siebel or anyone else makes a partial tender or partial exchange offer for Siebel Stock. If an event occurs that does not require the calculation agent to adjust the amount of Siebel Stock payable at maturity, the market price of the PERQS may be materially and adversely affected. In addition, the calculation agent may, but is not required to, make adjustments for corporate events that can affect Siebel
                                  Stock other than those contemplated in this pricing supplement. Such adjustments will be made to reflect the consequences of events but not with the aim of changing relative investment risk. The determination by the calculation agent to adjust, or not to adjust, the exchange factor may materially and adversely affect the market price of the PERQS.

Adverse economic interests of     As calculation agent, our affiliate MS & Co.
the calculation agent and its     will calculate the payout to you at maturity
affiliates may influence          of the PERQS and what adjustments should be
determinations                    made to the exchange ratio to reflect certain
                                  corporate and other events. We expect that MS
                                  & Co. and other affiliates will carry out hedging activities related to the PERQS (and possibly to other instruments linked to Siebel Stock), including trading in Siebel
                                  Stock as well as in other instruments related to Siebel Stock. Any of these hedging activities and MS & Co.'s affiliation with us could influence MS & Co.'s determinations as calculation agent, including with respect to adjustments to the exchange factor. MS & Co.
                                  and some of our other subsidiaries also trade
                                  Siebel Stock and other financial instruments related to Siebel Stock on a regular basis as part of their general broker-dealer and other businesses. Any of these trading activities could potentially affect the price of Siebel
                                  Stock and, accordingly, could affect your payout on the PERQS.

Because the characterization      You should also consider the tax consequences
of the PERQS for federal          of investing in the PERQS. There is no direct
income tax purposes is            legal authority as to the proper tax
uncertain, the material           treatment of the PERQS, and therefore
federal income tax                significant aspects of the tax treatment of
consequences of an                the PERQS are uncertain. Pursuant to the
investment in the PERQS are       terms of the PERQS, Morgan Stanley and you
uncertain                         agree to treat a PERQS as an investment unit
                                  consisting of (i) a forward contract pursuant to which you agree to purchase Siebel Stock from us at maturity and (ii) a deposit with us of a fixed amount of cash to secure your obligation under the forward contract, as described in "Description of PERQS--United
                                  States Federal Income Taxation--General." If the Internal Revenue Service (the "IRS") were successful in asserting an alternative characterization for the PERQS, the timing and character of income on the PERQS and your basis for Siebel Stock received in exchange for the PERQS may differ. We do not plan to request a ruling from the IRS regarding the tax treatment of the PERQS, and the IRS or a court may not agree with the tax treatment described in this pricing supplement. Please read carefully the section of this pricing supplement called "Description of
                                  PERQS--United States Federal Income
                                  Taxation."

                              DESCRIPTION OF PERQS

Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement. The term "PERQS" refers to each $35.00 principal amount of our 20.35% PERQS due January 15, 2003, Mandatorily Exchangeable for Shares of Common Stock of Siebel Systems, Inc. In this pricing supplement, the terms "Morgan Stanley," "we," "us" and "our" refer to Morgan Stanley Dean Witter & Co.

Principal Amount..............    $27,440,000

Maturity Date.................    January 15, 2003, subject to extension in the
                                  event of a Market Disruption Event on January
                                  14, 2003.

                                  If the Valuation Date is postponed due to a Market Disruption Event or otherwise, the Maturity Date will be the first calendar day following the Valuation Date.

Valuation Date................    January 14, 2003; provided that if January
                                  14, 2003 is not a Trading Day or if a Market
                                  Disruption Event occurs on such day, the Valuation Date will be the immediately succeeding Trading Day on which no Market
                                  Disruption Event occurs; and provided,
                                  further, that the Valuation Date will not be later than the third scheduled Trading Day following January 14, 2003.

Interest Rate.................    20.35% per annum (equivalent to $7.1225 per
                                  annum per PERQS)

Interest Payment Dates........    April 15, 2002, July 15, 2002, October 15,
                                  2002 and the Maturity Date.

Record Date...................    The Record Date for each Interest Payment
                                  Date, including the Interest Payment Date scheduled to occur on the Maturity Date, will be the date 15 calendar days prior to such Interest Payment Date, whether or not that date is a Business Day.

Specified Currency............    U.S. Dollars

Issue Price...................    $35.00 per PERQS

Original Issue Date
  (Settlement Date)...........    January 17, 2002

CUSIP.........................    61744Y447

Denominations.................    $35.00 and integral multiples thereof

Cap Price.....................    $42.50 (121.43% of the Issue Price)

Maturity Price................    Maturity Price means the product of (i) the
                                  Market Price of one share of Siebel Stock and
                                  (ii) the Exchange Factor, each determined as of the Valuation Date.

Exchange at Maturity..........    At maturity, upon delivery of the PERQS to
                                  the Trustee, we will apply the $35.00
                                  principal amount of each PERQS as payment for and will deliver a number of shares of Siebel
                                  Stock at the Exchange Ratio. The Exchange
                                  Ratio, initially set at 1.0, is subject to adjustment at maturity in order to cap the value of Siebel Stock to be received upon delivery of the PERQS at $42.50 per PERQS
                                  (121.43% of the Issue Price). Solely for purposes of adjustment upon the occurrence of certain corporate events, the number of shares of Siebel Stock to be delivered at maturity will also be adjusted by an Exchange Factor, initially set at 1.0. See "--Exchange Factor" and
                                  "--Antidilution Adjustments" below.

                                  If the Maturity Price is less than or equal to the Cap Price, no adjustment to the Exchange Ratio will be made. If the Maturity Price exceeds the Cap Price, the Exchange Ratio will be adjusted so that the final Exchange Ratio will equal the product of (i) the initial Exchange Ratio and (ii) a fraction the numerator of which will be the Cap Price and the denominator of which will be the Maturity Price.

                                  We shall, or shall cause the Calculation
                                  Agent to, (i) provide written notice to the Trustee and to the Depositary, on or prior to 5:00 p.m. on the Valuation Date of the PERQS, of the amount of Siebel Stock to be delivered with respect to the $35.00 principal amount of each PERQS and (ii) deliver such shares of Siebel Stock (and cash in respect of interest and any fractional shares of Siebel Stock) to the Trustee for delivery to the holders. The Calculation Agent shall determine the Exchange Ratio applicable at the maturity of the PERQS and calculate the Exchange Factor.

No Fractional Shares..........    Upon delivery of the PERQS to the Trustee at
                                  maturity (including as a result of
                                  acceleration under the terms of the senior indenture), we will deliver the aggregate number of shares of Siebel Stock due with respect to all of such PERQS, as described above, but we will pay cash in lieu of delivering any fractional share of Siebel
                                  Stock in an amount equal to the corresponding fractional Market Price of such fraction of a share of Siebel Stock as determined by the Calculation Agent as of the Valuation Date.

Exchange Factor...............    1.0, subject to adjustment for certain
                                  corporate events relating to Siebel. See
                                  "--Antidilution Adjustments" below.

Market Price..................    If Siebel Stock (or any other security for
                                  which a Market Price must be determined) is listed on a national securities exchange, is a security of the Nasdaq National Market or is included in the OTC Bulletin Board Service
                                  ("OTC Bulletin Board") operated by the
                                  National Association of Securities Dealers,
                                  Inc. (the "NASD"), the Market Price for one share of Siebel Stock (or one unit of any such other security) on any Trading Day means
                                  (i) the last reported sale price, regular way, of the principal trading session on such day on the principal United States securities exchange registered under the Securities
                                  Exchange Act of 1934, as amended (the
                                  "Exchange Act"), on which Siebel Stock (or any such other security) is listed or admitted to trading (which may be the Nasdaq
                                  National Market if it is then a national securities exchange) or (ii) if not listed or admitted to trading on any such securities exchange or if such last reported sale price is not obtainable (even if Siebel Stock (or any such other security) is listed or admitted to trading on such securities exchange), the last reported sale price of the principal trading session on the over-the-counter market as reported on the Nasdaq National Market (if it is not then a national securities exchange) or OTC Bulletin
                                  Board on such day. If the last reported
                                  sale price of the principal trading session is not available pursuant to clause (i) or
                                  (ii) of the preceding sentence because of a Market Disruption Event or otherwise, the Market Price for any Trading Day shall be the mean, as determined by the Calculation Agent, of the bid prices for Siebel Stock (or any such other security) obtained from as many dealers in such security, but not exceeding three, as will make such bid prices available to the Calculation Agent. Bids of MS & Co. or any of its affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the bids obtained. A "security of the Nasdaq
                                  National Market" shall include a security included in any successor to such system, and the term "OTC Bulletin Board Service" shall include any successor service thereto.

Trading Day...................    A day, as determined by the Calculation
                                  Agent, on which trading is generally
                                  conducted on the New York Stock Exchange,
                                  Inc. ("NYSE"), the American Stock Exchange
                                  LLC, the Nasdaq National Market, the Chicago
                                  Mercantile Exchange and the Chicago Board of
                                  Options Exchange and in the over-the-counter market for equity securities in the United
                                  States.

Acceleration Event............    If on any date the product of the Market
                                  Price per share of Siebel Stock and the
                                  Exchange Factor is less than $2.00, the
                                  maturity date of the PERQS will be deemed to be accelerated to such date, and we will apply the $35.00 principal amount of each PERQS as payment for and will deliver a number of shares of Siebel Stock at the Exchange Ratio, as adjusted by the then current Exchange Factor, plus accrued but unpaid interest to but excluding the date of acceleration. See also "--Antidilution
                                  Adjustments" below.

Optional Redemption...........    We will not redeem the PERQS prior to the
                                  Maturity Date.

Book Entry Note or
  Certificated Note...........    Book Entry

Senior Note or Subordinated
  Note........................    Senior

Trustee.......................    JPMorgan Chase Bank (formerly known as The
                                  Chase Manhattan Bank)

Agent for the underwritten
  offering of PERQS...........    MS & Co.

Calculation Agent.............    MS & Co.

                                  All calculations with respect to the Exchange Ratio for the PERQS will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upwards (e.g., .876545 would be rounded to .87655), and all dollar amounts related to payouts at maturity resulting from such calculations will be rounded to the nearest cent with one-half cent being rounded upwards.

                                  All determinations made by the Calculation
                                  Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you and on us.

                                  Because the Calculation Agent is our
                                  affiliate, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests as an owner of the PERQS, including with respect to certain determinations and judgments that the Calculation Agent must make in making adjustments to the Exchange Factor or other antidilution adjustments or determining any Market Price or whether a Market Disruption Event has occurred. See "--Antidilution Adjustments" and "--Market Disruption Event" below. MS & Co. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Antidilution Adjustments......    The Exchange Factor will be adjusted as
                                  follows:

                                  1. If Siebel Stock is subject to a stock split or reverse stock split, then once such split has become effective, the Exchange Factor will be adjusted to equal the product of the prior Exchange Factor and the number of shares issued in such stock split or reverse stock split with respect to one share of Siebel Stock.

                                  2. If Siebel Stock is subject (i) to a stock dividend (issuance of additional shares of Siebel Stock) that is given ratably to all holders of shares of Siebel Stock or (ii) to a distribution of Siebel Stock as a result of the triggering of any provision of the corporate charter of Siebel, then once the dividend has become effective and Siebel Stock is trading ex-dividend, the Exchange Factor will be adjusted so that the new Exchange Factor shall equal the prior Exchange Factor plus the product of (i) the number of shares issued with respect to one share of Siebel Stock and (ii) the prior Exchange Factor.

                                  3. There will be no adjustments to the
                                  Exchange Factor to reflect cash dividends or other distributions paid with respect to Siebel Stock other than distributions described in clauses (i), (iv) and (v) of paragraph 5 below and Extraordinary Dividends as described below. A cash dividend or other distribution with respect to Siebel Stock will be deemed to be an "Extraordinary Dividend" if such dividend or other distribution exceeds the immediately preceding non-Extraordinary Dividend for Siebel Stock by an amount equal to at least 10% of the Market Price of Siebel Stock (as adjusted for any subsequent corporate event requiring an adjustment hereunder, such as a stock split or reverse stock split) on the Trading Day preceding the ex-dividend date for the payment of such Extraordinary Dividend (the "ex-dividend date"). If an Extraordinary Dividend occurs with respect to Siebel Stock, the Exchange Factor with respect to Siebel Stock will be adjusted on the ex-dividend date with respect to such Extraordinary Dividend so that the new Exchange Factor will equal the product of (i) the then current Exchange Factor and (ii) a fraction, the numerator of which is the Market Price on the Trading Day preceding the ex- dividend date, and the denominator of which is the amount by which the Market Price on the Trading Day preceding the ex- dividend date exceeds the Extraordinary Dividend Amount. The "Extraordinary Dividend Amount" with respect to an Extraordinary Dividend for Siebel Stock will equal (i) in the case of cash dividends or other distributions that constitute regular dividends, the amount per share of such Extraordinary Dividend minus the amount per share of the immediately preceding non-Extraordinary
                                  Dividend for Siebel Stock or (ii) in the case of cash dividends or other distributions that do not constitute regular dividends, the amount per share of such Extraordinary Dividend. To the extent an Extraordinary Dividend is not paid in cash, the value of the non- cash component will be determined by the Calculation Agent, whose determination shall be conclusive. A distribution on Siebel Stock described in clause (i), (iv) or (v) of paragraph 5 below that also constitutes an Extraordinary Dividend shall cause an adjustment to the Exchange Factor pursuant only to clause (i), (iv) or (v) of paragraph 5, as applicable.

                                  4. If Siebel issues rights or warrants to all holders of Siebel Stock to subscribe for or purchase Siebel Stock at an exercise price per share less than the Market Price of Siebel Stock on both (i) the date the exercise price of such rights or warrants is determined and (ii) the expiration date of such rights or warrants, and if the expiration date of such rights or warrants precedes the maturity of the PERQS, then the Exchange Factor will be adjusted to equal the product of the prior Exchange Factor and a fraction, the numerator of which shall be the number of shares of Siebel Stock outstanding immediately prior to the issuance of such rights or warrants plus the number of additional shares of Siebel Stock offered for subscription or purchase pursuant to such rights or warrants and the denominator of which shall be the number of shares of Siebel Stock outstanding immediately prior to the issuance of such rights or warrants plus the number of additional shares of Siebel Stock which the aggregate offering price of the total number of shares of Siebel Stock so offered for subscription or purchase pursuant to such rights or warrants would purchase at the Market Price on the expiration date of such rights or warrants, which shall be determined by multiplying such total number of shares offered by the exercise price of such rights or warrants and dividing the product so obtained by such Market Price.

                                  5. If (i) there occurs any reclassification or change of Siebel Stock, including, without limitation, as a result of the issuance of any tracking stock by Siebel, (ii) Siebel or any surviving entity or subsequent surviving entity of Siebel (an "Siebel Successor") has been subject to a merger, combination or consolidation and is not the surviving entity, (iii) any statutory exchange of securities of Siebel or any Siebel Successor with another corporation occurs (other than pursuant to clause (ii) above), (iv) Siebel is liquidated, (v) Siebel issues to all of its shareholders equity securities of an issuer other than Siebel (other than in a transaction described in clause (ii), (iii) or (iv) above) (a "Spin-off Event") or (vi) a tender or exchange offer or going-private transaction is consummated for all the outstanding shares of Siebel Stock (any such event in clauses (i) through (vi), a "Reorganization Event"), the method of determining the amount payable upon exchange at maturity for each PERQS will be adjusted to provide that each holder of PERQS will receive at maturity, in respect of the $35.00 principal amount of each PERQS, securities, cash or any other assets distributed to holders of Siebel Stock in or as a result of any such Reorganization Event, including (i) in the case of the issuance of tracking stock, the reclassified share of Siebel Stock, (ii) in the case of a Spin-off Event, the share of Siebel Stock with respect to which the spun-off security was issued, and (iii) in the case of any other Reorganization Event where Siebel Stock continues to be held by the holders receiving such distribution, the Siebel Stock (collectively, the "Exchange Property"), in an amount with a value equal to the product of the final Exchange Ratio and the Transaction Value. In addition, following a Reorganization Event, the method of determining the Maturity Price will be adjusted so that the Maturity Price will mean the Transaction Value as of the Valuation Date. Notwithstanding the above, if the Exchange Property received in any such Reorganization Event consists only of cash, the maturity date of the PERQS will be deemed to be accelerated to the date on which such cash is distributed to holders of Siebel Stock and holders will receive in lieu of any Siebel Stock and as liquidated damages in full satisfaction of Morgan Stanley's obligations under the PERQS the product of
                                  (i) the Transaction Value as of such date and
                                  (ii) the Exchange Ratio adjusted as if such date were the Valuation Date. If Exchange Property consists of more than one type of property, holders of PERQS will receive at maturity a pro rata share of each such type of Exchange Property. If Exchange Property includes a cash component, holders will not receive any interest accrued on such cash component. "Transaction Value" at any date means (i) for any cash received in any such Reorganization Event, the amount of cash received per share of Siebel Stock, as adjusted by the Exchange Factor at the time of such Reorganization Event, (ii) for any property other than cash or securities received in any such Reorganization Event, the market value, as determined by the Calculation Agent, as of the date of receipt, of such Exchange Property received for each share of Siebel Stock, as adjusted by the Exchange Factor at the time of such Reorganization Event and (iii) for any security received in any such Reorganization Event, an amount equal to the Market Price, as of the date on which the Transaction Value is determined, per share of such security multiplied by the quantity of such security received for each share of Siebel Stock, as adjusted by the Exchange Factor at the time of such Reorganization Event. In the event Exchange Property consists of securities, those securities will, in turn, be subject to the antidilution adjustments set forth in paragraphs 1 through 5.

                                  For purposes of paragraph 5 above, in the case of a consummated tender or exchange offer or going-private transaction involving Exchange Property of a particular type, Exchange Property shall be deemed to include the amount of cash or other property paid by the offeror in the tender or exchange offer with respect to such Exchange Property (in an amount determined on the basis of the rate of exchange in such tender or exchange offer or going-private transaction). In the event of a tender or exchange offer or a going- private transaction with respect to Exchange Property in which an offeree may elect to receive cash or other property, Exchange Property shall be deemed to include the kind and amount of cash and other property received by offerees who elect to receive cash.

                                  No adjustment to the Exchange Factor will be required unless such adjustment would require a change of at least 0.1% in the

                                  Exchange Factor then in effect. The Exchange
                                  Factor resulting from any of the adjustments specified above will be rounded to the nearest one hundred-thousandth with five one-millionths rounded upward. Adjustments to the Exchange Factor will be made through the close of business on the Valuation Date.

                                  The adjustments specified above do not cover all events that could affect the Market Price of Siebel Stock, including, without limitation, a partial tender or exchange offer for Siebel Stock. However, we may, at our sole discretion, cause the Calculation Agent to make additional changes to the Exchange Factor upon the occurrence of corporate or other similar events that affect or could potentially affect market prices of, or shareholders' rights in, Siebel Stock (or other Exchange Property) but only to reflect such changes, and not with the aim of changing relative investment risk.

                                  Notwithstanding the foregoing, the amount payable by us at maturity with respect to each PERQS, determined as of the Valuation Date, will not under any circumstances exceed an amount of Siebel Stock (or other Exchange Property) having a market value of $42.50 as of the Valuation Date.

                                  The Calculation Agent shall be solely
                                  responsible for the determination and
                                  calculation of any adjustments to the
                                  Exchange Factor or method of calculating the Exchange Ratio and of any related determinations and calculations with respect to any distributions of stock, other securities or other property or assets (including cash) in connection with any corporate event described in paragraph 5 above, and its determinations and calculations with respect thereto shall be conclusive in the absence of manifest error.

                                  The Calculation Agent will provide
                                  information as to any adjustments to the Exchange Factor or to the method of calculating the amount payable upon exchange at maturity of the PERQS in accordance with paragraph 5 above upon written request by any holder of the PERQS.

Market Disruption Event.......    "Market Disruption Event" means, with respect
                                  to Siebel Stock:

                                    (i) a suspension, absence or material
                                    limitation of trading of Siebel Stock on the primary market for Siebel Stock for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session in such market; or a breakdown or failure in the price and trade reporting systems of the primary market for Siebel Stock as a result of which the reported trading prices for Siebel Stock during the last one-half hour preceding the close of the principal trading session in such market are materially inaccurate; or the suspension, absence or material limitation of trading on the primary market for trading in options contracts related to Siebel Stock, if available, during the one-half hour period preceding the close of the principal trading session in the applicable market, in each case as determined by the Calculation Agent in its sole discretion; and

                                    (ii) a determination by the Calculation
                                    Agent in its sole discretion that any event described in clause (i) above materially interfered with the ability of Morgan Stanley or any of its affiliates to unwind or adjust all or a material portion of the hedge with respect to the PERQS.

                                  For purposes of determining whether a Market
                                  Disruption Event has occurred: (1) a
                                  limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange, (2) a decision to permanently discontinue trading in the relevant options contract will not constitute a Market Disruption Event, (3) limitations pursuant to NYSE Rule 80A (or any applicable rule or regulation enacted or promulgated by the NYSE, any other self-regulatory organization or the Securities and Exchange Commission (the "Commission") of scope similar to NYSE Rule 80A as determined by the Calculation Agent) on trading during significant market fluctuations shall constitute a suspension, absence or material limitation of trading,
                                  (4) a suspension of trading in options
                                  contracts on Siebel Stock by the primary securities market trading in such options, if available, by reason of (x) a price change exceeding limits set by such securities exchange or market, (y) an imbalance of orders relating to such contracts or (z) a disparity in bid and ask quotes relating to such contracts will constitute a suspension, absence or material limitation of trading in options contracts related to Siebel Stock and
                                  (5) a suspension, absence or material
                                  limitation of trading on the primary
                                  securities market on which options contracts related to Siebel Stock are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.

Alternate Exchange
Calculation in Case
of an Event of Default........    In case an event of default with respect to
                                  the PERQS shall have occurred and be
                                  continuing, the amount declared due and
                                  payable per PERQS upon any acceleration of the PERQS shall be determined by the Calculation Agent and shall be an amount in cash equal to the product of (i) the Market
                                  Price of Siebel Stock (and any Exchange
                                  Property) as of the date of such
                                  acceleration, (ii) the Exchange Ratio
                                  adjusted as if such date were the Valuation
                                  Date and (iii) the then current Exchange
                                  Factor, plus accrued but unpaid interest to but excluding the date of acceleration.

Siebel Stock; Public
Information...................    Siebel is a provider of Web-based software
                                  applications. Siebel Stock is registered under the Exchange Act. Companies with securities registered under the Exchange Act are required to file periodically certain financial and other information specified by the Commission. Information provided to or filed with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C.
                                  20549, and copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W.,
                                  Washington, D.C. 20549, at prescribed rates.
                                  In addition, information provided to or filed with the Commission electronically can be accessed through a website maintained by the Commission. The address of the Commission's website is http://www.sec.gov. Information provided to or filed with the Commission by Siebel pursuant to the Exchange Act can be located by reference to Commission file number 0-20725. In addition, information regarding Siebel may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. We make no representation or warranty as to the accuracy or completeness of such information.

                                  This pricing supplement relates only to the PERQS offered hereby and does not relate to Siebel Stock or other securities of Siebel. We have derived all disclosures contained in this pricing supplement regarding Siebel from the publicly available documents described in the preceding paragraph. Neither we nor the Agent has participated in the preparation of such documents or made any due diligence inquiry with respect to Siebel in connection with the offering of the PERQS. Neither we nor the Agent makes any representation that such publicly available documents or any other publicly available information regarding Siebel is accurate or complete. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading price of Siebel Stock (and therefore the Issue Price, the Cap Price and the maximum appreciation amount) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning Siebel could affect the value received at maturity with respect to the PERQS and therefore the trading prices of the PERQS.

                                  Neither we nor any of our affiliates makes any representation to you as to the performance of Siebel Stock.

                                  We and/or our subsidiaries may presently or from time to time engage in business with Siebel, including extending loans to, or making equity investments in, Siebel or providing advisory services to Siebel, including merger and acquisition advisory services. In the course of such business, we and/or our subsidiaries may acquire non-public information with respect to Siebel. The statement in the preceding sentence is not intended to affect the rights of holders of the PERQS under the securities laws. In addition, one or more of our subsidiaries may publish research reports with respect to Siebel. As a prospective purchaser of a PERQS, you should undertake an independent investigation of Siebel as in your judgment is appropriate to make an informed decision with respect to an investment in Siebel Stock.

Historical Information........    The following table sets forth the published
                                  high and low Market Prices of Siebel Stock during 1999, 2000 and 2001 through January
                                  10, 2002. The Market Price of Siebel Stock on
                                  January 10, 2002 was $35.15. We obtained the
                                  Market Prices and other information in the table from Bloomberg Financial Markets, and we believe such information to be accurate.
                                  You should not take the historical prices of Siebel Stock as an indication of future performance. The price of Siebel Stock may decrease so that at maturity you will receive an amount of Siebel Stock worth less than the principal amount of the PERQS. We cannot give you any assurance that the price of Siebel
                                  Stock will increase so that at maturity you will receive an amount of Siebel Stock worth more than the principal amount of the PERQS.
                                  Because your return is linked to the Market
                                  Price of Siebel Stock on the Valuation Date, there is no guaranteed return of principal.
                                  To the extent that the Maturity Price of Siebel Stock is less than the Issue Price of the PERQS and the shortfall is not offset by the coupon paid on the PERQS, you will lose money on your investment.

                                                           High        Low
                                                           ----        ---
                                  (CUSIP 826170102)
                                  1999
                                  First Quarter......... $ 13.59     $ 8.22
                                  Second Quarter........   16.58       8.09
                                  Third Quarter.........   19.02      12.59
                                  Fourth Quarter........   44.56      16.69
                                  2000
                                  First Quarter.........   83.84      34.50
                                  Second Quarter........   84.09      43.28
                                  Third Quarter.........  116.48      68.19
                                  Fourth Quarter........  119.31      59.81
                                  2001
                                  First Quarter.........   79.38      25.13
                                  Second Quarter........   54.97      23.04
                                  Third Quarter.........   49.53      12.98
                                  Fourth Quarter........   30.94      13.05
                                  2002
                                  First Quarter
                                    (through January 10,
                                     2002)..............   35.15      29.25

                                  Historical prices and dividends have been adjusted for two 2 for 1 stock splits, which became effective in the fourth quarter of 1999 and the third quarter of 2000, respectively.

                                  Siebel has not paid cash dividends on Siebel
                                  Stock to date. We make no representation as to the amount of dividends, if any, that Siebel will pay in the future. In any event, as a holder of the PERQS, you will not be entitled to receive dividends, if any, that may be payable on Siebel Stock.

Use of Proceeds and Hedging...    The net proceeds we receive from the sale of
                                  the PERQS will be used for general corporate purposes and, in part, by us or by one or more of our subsidiaries in connection with hedging our obligations under the PERQS. See also "Use of Proceeds" in the accompanying prospectus.

                                  On the date of this pricing supplement, we, through our subsidiaries or others, hedged our anticipated exposure in connection with the PERQS by taking positions in Siebel Stock and other instruments. Purchase activity could have potentially increased the price of Siebel Stock, and therefore effectively have increased the level at which Siebel Stock must trade before you would receive at maturity an amount of Siebel Stock worth as much as or more than the principal amount of the PERQS. Through our subsidiaries, we are likely to modify our hedge position throughout the life of the PERQS by purchasing and selling Siebel Stock, options contracts on Siebel Stock listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities. Although we have no reason to believe that our hedging activity had, or will in the future have, a material impact on the price of Siebel stock, we cannot give any assurance that we did not, or in the future will not, affect such price as a result of our hedging activities.

Supplemental Information
Concerning Plan of
Distribution..................    Under the terms and subject to conditions
                                  contained in the U.S. distribution agreement referred to in the prospectus supplement under "Plan of Distribution," the Agent, acting as principal for its own account, has agreed to purchase, and we have agreed to sell, the principal amount of PERQS set forth on the cover of this pricing supplement. The
                                  Agent proposes initially to offer the PERQS directly to the public at the public offering price set forth on the cover page of this pricing supplement plus accrued interest, if any, from the Original Issue Date. We expect to deliver the PERQS against payment therefor in New York, New York on January 17, 2002.
                                  After the initial offering of the PERQS, the Agent may vary the offering price and other selling terms from time to time.

                                  In order to facilitate the offering of the PERQS, the Agent may engage in transactions that stabilize, maintain or otherwise affect the price of the PERQS or Siebel Stock. Specifically, the Agent may sell more PERQS than it is obligated to purchase in connection with the offering or may sell Siebel Stock it does not own, creating a naked short position in the PERQS or the Siebel Stock, respectively, for its own account. The Agent must close out any naked short position by purchasing the PERQS or Siebel Stock in the open market. A naked short position is more likely to be created if the Agent is concerned that there may be downward pressure on the price of the PERQS or the Siebel Stock in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the Agent may bid for, and purchase, PERQS or Siebel Stock in the open market to stabilize the price of the PERQS. Any of these activities may raise or maintain the market price of the PERQS above independent market levels or prevent or retard a decline in the market price of the PERQS. The Agent is not required to engage in these activities, and may end any of these activities at any time. See "--Use of Proceeds and Hedging" above.

ERISA Matters for Pension
Plans and Insurance
Companies.....................    Each fiduciary of a pension, profit-sharing
                                  or other employee benefit plan subject to the Employee Retirement Income Security Act of
                                  1974, as amended ("ERISA"), (a "Plan") should consider the fiduciary standards of ERISA in the context of the Plan's particular circumstances before authorizing an investment in the PERQS. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of
                                  ERISA and would be consistent with the
                                  documents and instruments governing the Plan.

                                  In addition, we and certain of our
                                  subsidiaries and affiliates, including MS &
                                  Co. and Morgan Stanley DW Inc. (formerly Dean Witter Reynolds Inc.) ("MSDWI"), may each be considered a "party in interest" within the meaning of ERISA, or a "disqualified person" within the meaning of the Internal Revenue Code of 1986, as amended (the "Code"), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also "Plans"). Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the PERQS are acquired by or with the assets of a Plan with respect to which MS & Co., MSDWI or any of their affiliates is a service provider, unless the PERQS are acquired pursuant to an exemption from the "prohibited transaction" rules. A violation of these "prohibited transaction" rules may result in an excise tax or other liabilities under ERISA and/or
                                  Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

                                  The U.S. Department of Labor has issued five prohibited transaction class exemptions ("PTCEs") that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the PERQS. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified asset managers).

                                  Because we may be considered a party in
                                  interest with respect to many Plans, the PERQS may not be purchased or held by any Plan, any entity whose underlying assets include "plan assets" by reason of any Plan's investment in the entity (a "Plan Asset Entity") or any person investing "plan assets" of any Plan, unless such purchaser or holder is eligible for exemptive relief, including relief available under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14 or such purchase and holding is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, or holder of the PERQS will be deemed to have represented, in its corporate and fiduciary capacity, by its purchase and holding thereof that it either
                                  (a) is not a Plan or a Plan Asset Entity and is not purchasing such securities on behalf of or with "plan assets" of any Plan or (b) is eligible for exemptive relief or such purchase or holding is not prohibited by ERISA or Section 4975 of the Code.

                                  Under ERISA, assets of a Plan may include assets held in the general account of an insurance company which has issued an insurance policy to such plan or assets of an entity in which the Plan has invested. Accordingly, insurance company general accounts that include assets of a Plan must ensure that one of the foregoing exemptions is available. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the PERQS on behalf of or with "plan assets" of any Plan consult with their counsel regarding the availability of exemptive relief under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14.

                                  In addition to considering the consequences of holding the PERQS, employee benefit plans subject to ERISA (or insurance companies deemed to be investing ERISA plan assets) purchasing the PERQS should also consider the possible implications of owning Siebel Stock upon exchange of the PERQS at maturity. Purchasers of the PERQS have exclusive responsibility for ensuring that their purchase and holding of the PERQS do not violate the prohibited transaction rules of ERISA or the Code.

United States Federal Income
Taxation......................    The following summary is based on the advice
                                  of Davis Polk & Wardwell, our special tax counsel ("Tax Counsel"), and is a general discussion of the principal potential U.S.
                                  federal income tax consequences to initial holders of the PERQS purchasing the PERQS at the Issue Price, who will hold the PERQS as capital assets within the meaning of Section
                                  1221 of the Code. This summary is based on the Code, administrative pronouncements, judicial decisions and currently effective and proposed Treasury Regulations, changes to any of which subsequent to the date of this pricing supplement may affect the tax consequences described herein. This summary does not address all aspects of U.S. federal income taxation that may be relevant to a particular holder in light of its individual circumstances or to certain types of holders subject to special treatment under the U.S.
                                  federal income tax laws (e.g., certain
                                  financial institutions, tax-exempt
                                  organizations, dealers in options or
                                  securities, or persons who hold a PERQS as a part of a hedging transaction, straddle, conversion or other integrated transaction).
                                  As the law applicable to the U.S. federal income taxation of instruments such as the PERQS is technical and complex, the discussion below necessarily represents only a general summary. Moreover, the effect of any applicable state, local or foreign tax laws is not discussed.

                                  General

                                  Pursuant to the terms of the PERQS, we and every holder of a PERQS agree (in the absence of an administrative determination or judicial ruling to the contrary) to characterize a PERQS for all tax purposes as an investment unit consisting of the following components (the "Components"): (i) a contract (the "Forward Contract") that requires the holder of the PERQS to purchase, and us to sell, for an amount equal to $35.00 (the "Forward Price"), Siebel Stock at maturity (or, alternatively, upon an earlier redemption of the PERQS), and (ii) a deposit with us of a fixed amount of cash, equal to the Issue Price, to secure the holder's obligation to purchase Siebel Stock (the "Deposit"), which Deposit bears an annual yield of 2.13% per annum, which yield is based on our cost of borrowing. Under this characterization, less than the full quarterly payments on the PERQS will be attributable to the yield on the Deposit. Accordingly, the excess of the quarterly payments on the PERQS over the portion of those payments attributable to the yield on the Deposit will represent payments attributable to the holders' entry into the Forward Contract (the "Contract Fees"). Furthermore, based on our determination of the relative fair market values of the Components at the time of issuance of the PERQS, we will allocate 100% of the Issue Price of the PERQS to the Deposit and none to the Forward Contract. Our allocation of the Issue Price among the Components will be binding on a holder of the PERQS, unless such holder timely and explicitly discloses to the IRS that its allocation is different from ours. The treatment of the PERQS described above and our allocation are not, however, binding on the IRS or the courts. No statutory, judicial or administrative authority directly addresses the characterization of the PERQS or instruments similar to the PERQS for U.S. federal income tax purposes, and no ruling is being requested from the IRS with respect to the PERQS. Due to the absence of authorities that directly address instruments that are similar to the PERQS, Tax Counsel is unable to render an opinion as to the proper U.S. federal income tax characterization of the PERQS. As a result, significant aspects of the U.S. federal income tax consequences of an investment in the PERQS are not certain, and no assurance can be given that the IRS or the courts will agree with the characterization described herein. Accordingly, you are urged to consult your tax advisor regarding the U.S. federal income tax consequences of an investment in the PERQS (including alternative characterizations of the PERQS) and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction. Unless otherwise stated, the following discussion is based on the treatment and the allocation described above.

                                  U.S. Holders

                                  As used herein, the term "U.S. Holder" means an owner of a PERQS that is, for U.S. federal income tax purposes, (i) a citizen or resident of the United States, (ii) a corporation created or organized under the laws of the United States or any political subdivision thereof or (iii) an estate or trust the income of which is subject to United States federal income taxation regardless of its source.

                                  Tax Treatment of the PERQS

                                  Assuming the characterization of the PERQS and the allocation of the Issue Price as set forth above, Tax Counsel believes that the following U.S. federal income tax consequences should result.

                                  Quarterly Payments on the PERQS. To the
                                  extent attributable to the yield on the
                                  Deposit, quarterly payments on the PERQS will generally be taxable to a U.S. Holder as ordinary income at the time accrued or received in accordance with the U.S. Holder's method of accounting for U.S. federal income tax purposes. As discussed above, any excess of the quarterly payments over the portion thereof attributable to the yield on the Deposit will be treated as Contract Fees. Although the federal income tax treatment of Contract Fees is uncertain, we intend to take the position that Contract Fees with respect to the PERQS constitute taxable income to a U.S. Holder at the time accrued or received in accordance with the U.S. Holder's method of accounting for U.S. federal income tax purposes.

                                  Tax Basis. Based on our determination set forth above, the U.S. Holder's tax basis in the Forward Contract will be zero, and the U.S. Holder's tax basis in the Deposit will be 100% of the Issue Price.

                                  Settlement of the Forward Contract. Upon maturity of the Forward Contract, a U.S. Holder would, pursuant to the Forward Contract, be deemed to have applied the Forward Price toward the purchase of Siebel Stock, and the U.S. Holder would not recognize any gain or loss with respect to any Siebel Stock received. With respect to any cash received upon maturity (other than in respect of any accrued interest on the Deposit and, possibly, any accrued Contract
                                  Fees), a U.S. Holder would recognize gain or loss. The amount of such gain or loss would be the extent to which the amount of such cash received differs from the pro rata portion of the Forward Price allocable to the cash. Any such gain or loss would generally be short-term capital gain or loss, as the case may be.

                                  With respect to any Siebel Stock received upon maturity, the U.S. Holder would have an adjusted tax basis in the Siebel Stock equal to the pro rata portion of the Forward Price allocable to it. The allocation of the Forward Price between cash and Siebel Stock should be based on the amount of the cash received and the relative fair market value of Siebel Stock as of the Maturity Date. The holding period for any Siebel Stock received would start on the day after the maturity of the PERQS.

                                  U.S. Holders should note that while any
                                  accrued but unpaid interest on the Deposit and any Contract Fees would be taxable as ordinary income, any gain or loss recognized upon the final settlement of the Forward Contract generally would be capital gain or loss. The distinction between capital gain or loss and ordinary gain or loss is potentially significant. For example, limitations apply to a U.S. Holder's ability to offset capital losses against ordinary income. U.S. Holders should consult their tax advisors with respect to the treatment of capital gain or loss on a PERQS.

                                  Sale or Exchange of the PERQS. Upon a sale or exchange of a PERQS prior to the maturity of the PERQS, a U.S. Holder would recognize taxable gain or loss equal to the difference between the amount realized on such sale or exchange and the U.S. Holder's tax basis in the PERQS so sold or exchanged. Any such gain or loss would generally be capital gain or loss, as the case may be. Such U.S. Holder's tax basis in the PERQS would generally equal the U.S. Holder's tax basis in the Deposit. For these purposes, the amount realized does not include any amount attributable to accrued but unpaid interest payments on the Deposit, which would be taxed as described under "--Quarterly Payments on the PERQS" above. It is uncertain whether the amount realized includes any amount attributable to accrued but unpaid Contract Fees. U.S. Holders should consult their tax advisors regarding the treatment of accrued but unpaid Contract Fees upon the sale or exchange of a PERQS.

                                  Possible Alternative Tax Treatments of an
                                  Investment in the PERQS

                                  Alternative federal income tax
                                  characterizations or treatments of the PERQS are possible which, if applied, could significantly affect the timing and the character of the income or loss with respect to the PERQS. It is possible, for example, that a PERQS could be treated as a debt instrument (including, possibly as a contingent payment debt instrument, in the event the IRS were to assert that the PERQS are not short-term debt instruments and are therefore subject to Treasury Regulations
                                  Section 1.1275-4) or as a prepaid forward contract. Other alternative characterizations are also possible. Accordingly, prospective purchasers are urged to consult their tax advisors regarding the U.S. federal income tax consequences of an investment in the PERQS.

                                  Backup Withholding and Information Reporting

                                  A U.S. Holder of a PERQS may be subject to information reporting and to backup withholding in respect of the amounts paid to the U.S. Holder, unless such U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with applicable requirements of the backup withholding rules. The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder's U.S. federal income tax liability, provided the required information is furnished to the IRS.

                        MORGAN STANLEY DEAN WITTER & CO.